O2DIESEL CORPORATION
2004 STOCK INCENTIVE PLAN

FORM OF RESTRICTED STOCK AGREEMENT

Restricted Stock Agreement (“Agreement”) between O2Diesel Corporation (the “Company”) and __________ (the “Grantee”) dated __________, 2006 (the “Date of Grant”).

1.	Grant; Plan Incorporated by Reference.

(a)
The shares of common stock, $0.0001 par value, of the Company listed on Exhibit A to this Agreement (the “Restricted Stock”) are hereby issued pursuant to the terms of the O2Diesel Corporation 2004 Stock Incentive Plan (the “Plan”) and constitute an Award under Section 9 of the Plan. Upon execution of this Agreement, the Company shall cause the shares of Restricted Stock to be issued in the Grantee's name. During the Restricted Period, the shares of Restricted Stock issued hereunder shall contain the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in the O2Diesel Corporation 2004 Stock Incentive Plan (“Plan”) and an agreement entered into between the registered owner and O2Diesel Corporation (“Agreement”). Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of O2Diesel Corporation.”

(b)
Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Plan. The Compensation Committee of the Board of Directors of the Company (the “Committee”) administers the Plan and its determinations regarding the interpretation and operation of the Plan are final and binding. A copy of the Plan has been provided to you.

2.
Schedule for Vesting of Rights. Subject to Section 8 hereof, the schedule for vesting of rights (i.e., the date(s) upon which the restrictions, as set forth in this Agreement, on Grantee’s rights with respect to the Restricted Stock shall lapse such that the shares of Restricted Stock are non-forfeitable) is set forth in Exhibit A.

3.
Rights as a Stockholder or Employee. The Grantee shall have all the rights of a shareholder with respect to the Restricted Stock except as provided in Section 4 hereof. Accordingly, the Grantee shall have the right during the Restricted Period to vote the Restricted Stock and to receive any dividends paid to or made with respect to the Restricted Stock. All such rights shall cease upon forfeiture of the Restricted Stock.

4.	Award not Transferable.

(a)
During the Restricted Period relating to any particular shares of Restricted Stock, neither such shares of Restricted Stock or nor any rights relating to such shares may be sold, transferred, assigned, exchanged, pledged, hypothecated or otherwise encumbered or disposed of by the Grantee.

(b)
The Company shall not be required (i) to transfer on its books any shares of Restricted Stock which shall have been sold or transferred in violation of any of the provisions set forth herein, or (ii) to treat as owner of such shares or to accord the right to vote or to pay dividends to any transferee to whom such shares shall have been so transferred.

5.
Termination of Restrictions. In the event that the Restricted Period shall terminate with respect to particular shares of Restricted Stock and such shares of Restricted Stock shall not theretofore have been forfeited to the Company, the Company shall reissue the shares of Restricted Stock without the legend referred to in Section 2 hereof and shall deliver in certificated form such unrestricted shares to the Grantee or his or her legal representative.

6.
Section 83(b) Election. If the Grantee timely files an election pursuant to Section 83(b) of the Code in respect of the Restricted Stock, the Grantee shall promptly deliver to the Company a copy thereof.

7.
Taxes. Any obligation of the Company to deliver shares upon the termination of the Restricted Period with respect to any shares of Restricted Stock, and any obligation to deliver any dividends on any shares of Restricted Stock, shall be subject to the satisfaction of all applicable federal, state and local tax withholding requirements. Unless otherwise determined by the Committee, withholding requirements with respect to shares of Restricted Stock (i) for which no Section 83(b) election is made, shall be satisfied by the Company’s retention of shares, with a Fair Market Value equal to the Company’s required withholding obligation, otherwise issuable to the Grantee as the result of the termination of the Restricted Period, and (ii) for which a Section 83(b) election is made, shall be satisfied by the Grantee’s delivery of cash to the Company in an amount equal to the required withholding. Unless otherwise determined by the Committee, withholding requirements with respect to any dividend paid on shares of Restricted Stock during the Restricted Period shall be satisfied (i) in the case of a cash dividend, by the Grantee’s delivery of cash to the Company in an amount equal to the required withholding, and (ii) in the case of a stock dividend, by the Company withholding shares from such dividend with a Fair Market Value equal to the Company’s required withholding obligation. The Grantee hereby authorizes and agrees to all such tax withholding. For purposes of this Section 7, shares that are withheld to satisfy any applicable withholding obligation shall be valued at their Fair Market Value on the date the withholding obligation arises and in no event shall the aggregate Fair Market Value of the shares withheld exceed the minimum amount of taxes required to be withheld.

8.
Forfeiture. Notwithstanding anything to the contrary in this Agreement, if the Grantee's employment with the Company is terminated for any reason, all shares of Restricted Stock subject to the provisions hereof which are not vested (or do not become vested) at the time of such termination shall be forfeited by the Grantee, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee shall thereafter have any further rights or interest in such shares or the certificates representing such shares. Ownership of any Restricted Stock forfeited pursuant to this Section 8 shall be transferred back to the Company.

9.
Subject to the Plan. The Restricted Stock and this Agreement are subject to the terms and conditions of the Plan, which are incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In addition, the Restricted Stock and this Agreement are subject to any rules and regulations promulgated by the Committee in accordance with its authority under the Plan.

10.
Restricted Period. For purposes of this Agreement, “Restricted Period” shall mean, with respect to any shares of Restricted Stock, the period of time between the Date of Grant and the date on which rights in such shares of Restricted Stock become vested in accordance with Section 2 hereof or are forfeited.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective on the date first set forth above.

GRANTEE	O2DIESEL CORPORATION

Exhibit A

GRANTEE:

DATE OF GRANT:

NUMBER OF SHARES:

VESTING SCHEDULE:

___________ shares vest on ________ if not previously forfeited.

___________ shares vest on ________ if not previously forfeited.

___________ shares vest on ________ if not previously forfeited.

EFFECT OF DEATH OR DISABILITY:

Notwithstanding the vesting schedule set forth above, if the Grantee’s employment is terminated due to death or disability, the Grantee shall, as of the date of such death or disability become fully vested in all shares granted hereunder. For purposes of this paragraph, disability shall mean total and permanent disability under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or the Grantee becoming entitled to long-term disability benefits under the long-term disability plan of the Company.